Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Curian Variable Series Trust:

We consent to the use of our report dated February 27, 2013 with respect to the financial statements of Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund and Curian/Nicholas Convertible Arbitrage Fund, each a series of Curian Variable Series Trust as of December 31, 2012,  incorporated herein by reference and to the reference to our firm under the heading “FINANCIAL HIGHLIGHTS” in the Proxy Statement and Prospectus filed on form N-14.

/s/ KPMG LLP
December 18, 2013
Chicago, Illinois